Exhibit 99.1

Frequently Asked Questions

Why did Westlake’s Board split the stock?

Splitting the stock is consistent with the Board’s and management’s confidence in Westlake’s continued strong cash flows and earnings growth. The stock split will reduce the company’s per share price into the trading range of peer companies and in line with most S&P 500 stocks.

What is a 2-for-1 stock split in the form of a stock dividend?

A stock split is a common method for a company to increase the number of shares outstanding while maintaining the stock’s total valuation and the value to each investor after the shares have been split. A dividend is a common way to implement a stock split. Each Westlake stockholder will be paid on March 18, 2014 one additional share of stock for each share he or she owns as of the close of business on the record date February 28, 2014 for the stock dividend. For example, as of the record date if an investor owns 100 shares of Westlake common stock and the market price is $100 per share, that investor’s total investment in Westlake stock would be worth $10,000. After the split that investor would have 200 shares of Westlake stock, but the market price would be approximately $50 per share. The value of the investor’s total investment in Westlake would be the same — $10,000 – before and after the stock split.

Does the stock split dilute the value of my Westlake stock by increasing the number of shares?

No, the stock split will not dilute the value of Westlake stock. Each investor will have the same proportionate interest of Westlake shares before and after the stock split.

Is this stock split a taxable transaction for me?

While individual stockholders should consult with their own tax advisor regarding their own specific tax circumstances, a stock split in the form of a stock dividend is generally not a taxable event for U.S. taxpayers. The tax basis of each share owned immediately after the stock split is equal to one-half of what it was immediately before the split. For example, if you owned 100 shares of the Company’s common stock that were purchased before the stock split with a cost basis of $100 per share, after the split you would own 200 shares with a cost basis of $50 per share. This summary of stock split tax consequences is not intended to be complete. Please consult with your tax advisor for any tax questions you may have regarding the stock split or your shares.

Why does the quarterly cash dividend declared on February 14, 2014 apply to pre-split shares only?

The cash dividend of $0.252 per share is payable to holders of shares that are issued and outstanding on the cash dividend record date (February 28, 2014), which is before the stock dividend distribution date (March 18, 2014). If the stock split shares had been distributed on or before the record date for the cash dividend, the cash dividend would have applied to the post-split shares but would have been $0.126 per share. The total amount of cash to be distributed to stockholders is the same in either case.

Will future declared quarterly cash dividends apply to my new shares?

In the future, the quarterly cash dividend will apply to both old (pre-split) and new (post-split) shares. The per share amount of the dividend, though, will be half of its current level assuming the Board of Directors maintains the current level of dividends.

When will the shares trade “ex-dividend”?

For the stock dividend, the “ex-dividend” date — the day the stock begins trading at the post-split price – is March 19, 2014.

Will the par value change?

No. The par value will remain at $0.01 per share for both the old (pre-split) and new (post-split) shares.

What is the effective date of the split?

There are several key dates:

The Record Date – February 28, 2014. Stockholders “of record” (that is, whose shares are registered in their names) of common stock at the close of business on the “record date” are entitled to receive one additional share in the stock split for each share held of record on the stock split record date.

The Distribution Date – March 18, 2014. This is the date when the new stock split dividend shares are distributed and American Stock Transfer & Trust Company, our stock transfer agent and registrar, mails written notice to stockholders indicating their split-adjusted share amounts and makes book entry adjustments to the accounts of record holders.

The Ex-Stock Split Date – March 19, 2014. The date Westlake common stock will begin trading on the New York Stock Exchange at the new split-adjusted price.

Who mails the split shares?

Our stock transfer agent, American Stock Transfer & Trust Company, will mail written notice to registered stockholders indicating their split-adjusted shares and make book entry adjustments to the accounts of record holders. If your stock is held in “street name” through a broker, bank, or other holder of record, the information will be sent directly to the registered holder on your behalf.

When will the new stock split shares be mailed?

American Stock Transfer & Trust Company will mail written notice to stockholders of record indicating their revised shareholdings beginning March 18, 2014.

What if I own my shares in a brokerage account?

If your stock is currently held in a brokerage account, the information will be sent to your broker.

Where will my shares be mailed?

If you currently hold stock in your name, you will be notified at the address American Stock Transfer & Trust Company has on file. To verify your address you can call American Stock Transfer & Trust Company at 800-937-5449. If your stock is currently held in a brokerage account, the information will be sent directly to your broker.

What do I do with my current stock certificates?

If you hold any shares of your stock in certificated form, the stock certificates are still valid. DO NOT DESTROY ANY STOCK CERTIFICATES YOU CURRENTLY HOLD. Contact American Stock Transfer & Trust Company if you want to change existing certificates to electronic book entry registration. All of the certificates you hold should be kept in a safe place.

What happens if I sell my pre-split shares after the record date and before the distribution date?

From the record date to the distribution date Westlake’s stock will continue to trade at the higher, pre-split price. Since sellers will receive full value for the shares they sell and are not entitled to the split shares they will receive by virtue of their being holders on the record date, they transfer their rights to the split shares to their buyers by means of “due bills”.

What if I sold shares before the record date?

If you sold shares of common stock on or before the February 28, 2014 record date, you will not receive the additional split shares for those shares that were sold.

The statements in this FAQ to matters that are not historical facts, such as statements regarding the anticipated date that additional shares of common stock will be distributed, the record and payment dates and management’s confidence in Westlake’s continued strong cash flows and earnings growth are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC in February 2013.